Piedmont Signs Agreement on Willow Creek Gold Property, Nevada

Reno, NV – June 23, 2008 - Piedmont Mining Company, Inc. (OTC BB: PIED) today announced that it has signed an ‘Exploration Agreement with Option to Form Joint Venture’ with Carlin Gold US Inc. (‘Carlin’), the wholly owned subsidiary of Carlin Gold Corporation (TSXV: CGD), on its Willow Creek Gold property in Elko County, Nevada. This property consists of 480 acres of private fee land plus 158 lode claims, for a total of almost 6 square miles along the western range front of the Snake Mountains and about 30 air miles north-northwest of the town of Wells.

This property covers about 5 miles of strike length along the Roberts Mountain Thrust, a regional geologic break that is associated with many of the gold deposits in Nevada. Favorable stratigraphy and rock types are exposed at the surface and are extensively altered. Dikes have been mapped in several areas of the property, including a lamprophyre dike and an altered felsic dike with an age of 42 million years (Eocene). Rock chip and soil samples have yielded anomalous values of gold as well as strong arsenic, antimony, mercury and thallium values, all important pathfinder elements for gold. Mapping, sampling and a ground magnetic survey are already underway and will be followed up by a 5,000 foot drilling program which has now been funded, permitted and bonded.

“This property has great potential”, said Lew Gustafson, Piedmont’s Vice President of Exploration. “It has all the lithologic and structural elements and signs of intense hydrothermal activity exhibited by the famous Carlin-type gold deposits in Nevada, and yet it is practically untested by drilling.”

The signing of this Agreement grants to Piedmont the exclusive right to earn a 51% interest in the property and the project by completing $3,500,000 of exploration work on the property within 5 years of the date of signing. Upon signing the Agreement, Piedmont paid Carlin $300,000. This will fund the first year’s work expenditure requirement including reimbursement for $51,101 in past property maintenance payments and the assumption of Carlin’s $17,773 bond. Piedmont has also agreed to issue 100,000 shares of its unregistered common stock to Carlin. Piedmont can terminate this Agreement at any time after completion of this first year’s work requirement. Piedmont will be obliged to make all property maintenance payments and pay Carlin $10,000 on each anniversary of the Agreement until Piedmont either terminates the Agreement or earns its 51% interest. Upon Piedmont earning a 51% interest in the property, the parties will enter into a joint venture agreement. During the option period, the exploration work will be managed by Carlin.

Piedmont has also terminated its Dome-HiHo agreement with Carlin. After two drill programs, the gold intersections were not sufficiently encouraging to warrant continuing the exploration program.

Piedmont is an exploration-stage company, exploring for gold and silver in Nevada. It has entered into agreements with experienced and respected exploration groups on 7 properties in Nevada. It participates through funding exploration costs utilizing highly skilled people only on an as needed basis thus minimizing G&A costs. It can drop properties that don’t meet expectations. The Company’s Common Stock is traded on the OTC Bulletin Board under the symbol: PIED.

FORWARD-LOOKING STATEMENTS: “Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements relating to the company’s business activities and other statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. and are based on current expectations. Words such as expects, anticipates, intends, plans, believes, estimates and similar words and expressions are intended to identify such forward-looking statements that involve risks difficult to evaluate. Actual results can vary due to many factors such as changes in metal prices, business conditions, the competitive environment, laws and regulations; problems encountered in exploration and obtaining permits; technological advances; shortages of skilled workers, drill rigs and equipment; the need for additional capital and other risks listed in the Company’s Securities and Exchange Commission filings under "risk factors" and elsewhere. Forward-looking statements speak only as of the date they were made. The Company does not undertake any obligation to update forward-looking statements.

Piedmont Mining Company, Inc.	Reno, Nevada	www.piedmontmining.com

Contact: Robert M. Shields, Jr. 212-734-9848; IR: Maria Da Silva 877-261-4466